1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. to Purchase
Gulf of Mexico Shelf Properties
from Newfield Exploration Company for $1.1 Billion

•	Expands size and scale of McMoRan’s GOM focused operations
•	Complements McMoRan’s deep gas exploration portfolio
•	Financially Attractive

NEW ORLEANS, LA, June 21, 2007 – McMoRan Exploration Co. (NYSE: MMR) today announced it has agreed to purchase the Gulf of Mexico shelf oil and gas properties of Newfield Exploration Company (NYSE: NFX) along with exploration rights for cash consideration of $1.1 billion.

The acquisition provides McMoRan a diversified portfolio of oil and gas properties with significant production and cash flow generating capacity and an expanded exploration acreage position to pursue both shallow and deep gas opportunities on the shelf of the Gulf of Mexico.

The properties include 125 fields on 146 offshore blocks currently producing approximately 270 million cubic feet of natural gas equivalents per day (MMcfe/d).  Proved reserves as of July 1, 2007, are estimated to be 327 billion cubic feet of natural gas equivalents (Bcfe).  Approximately ninety percent of the reserve estimates for the acquired properties were based on proved reserves estimated by Ryder Scott Company, L.P.  Approximately 70 percent of the proved reserves are natural gas.  Offshore leases included in the purchase agreement total approximately 1.3 million gross acres.

McMoRan is also acquiring a 50 percent interest in Newfield’s nonproducing exploration leases on the shelf and certain of Newfield’s interests in leases associated with its Treasure Island ultra deep prospect inventory.  Upon closing, McMoRan will assume operatorship of the Treasure Island leasehold, subject to customary approvals.

McMoRan expects to retain technical and operating personnel and contractors that have supported Newfield’s management of the acquired properties.  In addition, the exploration teams of McMoRan and Newfield will jointly pursue exploration activities.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “This acquisition is a strategic fit for McMoRan.  It is financially compelling, provides significant current production and cash flows, and offers substantial exploration and exploitation upside in an area that our team knows well.  Newfield has built an attractive Gulf of Mexico portfolio.  We look forward to combining the strengths of our teams in future exploration and development efforts.  We will strive to maximize the values from our expanded resource base while continuing to pursue aggressively the potential from our deep gas exploration program.”

The transaction is effective July 1, 2007, and is expected to close in the third quarter of 2007.  McMoRan has received $1.6 billion in financing commitments from JPMorgan and Merrill Lynch & Co., which will be used to fund the transaction, repay McMoRan’s existing $100 million term loan and provide working capital.  The financing will include an $800 million secured revolving bank credit facility and an $800 million interim bridge loan facility.  McMoRan expects to issue long-term notes and equity and equity-linked securities to replace the bridge loan facility.  McMoRan also expects to hedge a substantial portion of its production over the next two to three years.  Merrill Lynch & Co. and JPMorgan acted as financial advisors to McMoRan in the acquisition.

The acquisition is subject to customary closing conditions.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements about McMoRan and the announced transaction.  When used in this document, the words “anticipates” “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, “will”, “to be” and any similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements.  In making any of those statements, McMoRan believes that its expectations are based on reasonable assumptions.  However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated.  These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of McMoRan, including variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and the ability to obtain commercial arrangements  for the potential Main Pass Energy HubTM project.  Such factors and others are more fully described in more detail in McMoRan’s 2006 Annual Report on Form 10-K on file with the Securities and Exchange Commission.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about today’s release is scheduled for today at 11:00 AM Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”.   A replay of the call will be available through Friday, July 13, 2007.

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